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                                                                     EXHIBIT 4.7


                            Real Property Certificate

No sale and purchase is allowed for the real property as stipulated in this certificate. Any mortgage (pledge) or lease shall be subject to the relevant regulations.
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                                      OWNER

Namtai Electronic (Shenzhen) Co., Ltd. (100%)****************************


                                      LAND

Land No.               A116-0018                   Land Area                   26,313.9m2
Land Use               Industrial                  Location                    Baoan District
Location               Xixiang Town, Baoan District
Lease term             50 years from 26 April 1999 to 25 April 2049

                          Shenzhen Land No. 5000109464
                                   (Original)


         Shenzhen Municipal Bureau of Planning and Land Resources (Chop)


                       Registration Date 16 February 2004
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                         BUILDING AND OTHER ATTACHMENTS

Name of real property   Nil
Construction Area       Nil    Construction Area inside boundary        Nil
Purpose                 Nil    Completion Date                          Nil
Registered price        RMB4,210,224.00

                     SUMMARY OF OTHER RIGHTS AND APPENDICES

1. The subject land is based on negotiated price (discounted land price) and is for industrial use based 1n the land price of RMB4,210,224.00;

2. The plot ratio of the total allowable construction area of the subject land is 37,600 square meters of which the factory premises is 24,608 square meters, office building is 7,698 square meters, staff quarters is 3,894 square meters and other ancillary facilities is 1,400 square meters.
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                                 POINTS TO NOTE

(1) The land use right and buildings together with all attachments on the land registered under this "Real Property Certificate" take effect upon the affixing of the chop of the Shenzhen municipal government and is entitled to protection under the laws of PRC and shall not be infringed by any other parties.

(2) The real property rights land owner shall comply with the laws, regulations of PRC and relevant real property administration authority.

(3) Any transfer, change or mortgage of real property rights shall be subject to the relevant procedures and shall be registered.

(4) This certificate shall not be amended. Any alteration without authorization made will be ineffective and will be pursued against the relevant person.

                    Issued by the Shenzhen Municipal People's Government Office